Exhibit 99 (c)(10)

 HIGHLY CONFIDENTIAL              Project Metal  D I S C U S S I O N M AT E R I A L S  9 F E B R U A R Y 2 0 2 0  C O N F I D E N T I A L

   HIGHLY CONFIDENTIAL              DisclaimerThe information herein has been prepared by Lazard based upon information supplied by Titanium or Silver, or publicly available information, and portions of the information herein may be based upon publicly available statements, estimates and forecasts with respect to the anticipated future performance of Titanium and/or certain statements, estimates and forecasts provided by Titanium with respect to the anticipated future performance of Titanium. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Titanium, Silver or any other entity, or concerning solvency or fair value of Titanium, Silver or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of Titanium. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of Titanium, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Lazard is not providing an opinion as to the relative merits of a transaction with Silver as compared to any other transaction or business strategy in which Titanium might engage or the merits of the underlying decision by Titanium to engage in a transaction with Silver. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations in respect of these materials or other advice provided, except to the extent specifically set forth in the engagement agreement that has been entered into by Lazard and the Special Committee.  P R O J E C T M E T A L  C O N F I D E N T I A L

   HIGHLY CONFIDENTIAL              Table of Contents  P R O J E C T M E T A L  C O N F I D E N T I A L  I EXECUTIVE SUMMARY & SITUATION OVERVIEW  1  II TITANIUM MANAGEMENT BUSINESS PLAN  5  III TITANIUM FINANCIAL ANALYSIS  7

   HIGHLY CONFIDENTIAL              C O N F I D E N T I A L  I Executive Summary & Situation Overview  P R O J E C T M E T A L

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY & SITUATION OVERVIEW

Executive Summary: Situation Overview

The Special Committee of the Board of Titanium is contemplating a transaction whereby entities affiliated with Silver would acquire for $52.50 per share/unit in cash (i) 100% of Titanium common equity and (ii) a number of OP units owned by the Titanium Family (the "Converting Titanium Family OP Units") such that the Titanium Family would retain a 20% economic interest in a NewCo JV with Silver post-closing (the "Transaction"); the Titanium organization is expected to remain in place and continue managing the portfolio under a new operating agreement

- **Titanium owns, operates and develops high quality shopping malls across the U.S., Puerto Rico, South Korea and China**
  - Market capitalization of ~$4.7Bn and a TEV of ~$9.9Bn at share based on the indicative $52.50 per share/unit offer price
- **Titanium's Board has been active in considering opportunities for value creation given Titanium's trading discount and operating and capital markets challenges**
  - Titanium unaffected[(a)] share price of $26.42 as of 1/31/2020 represents a ~57% discount to NAV[(b)]
  - Trading relative to Silver has weakened significantly
    - Unaffected[(a)] Titanium NTM FFO multiple of 7.2x represents a 3.3x discount to Silver, and compares to a 1.7x discount and 0.3x premium over a 1-year and 3-year historical average, respectively[(c)]
    - Implied unaffected[(a)] exchange ratio of 0.198x as of 1/31/2020 represents all-time low
- **Transaction represents second attempt at a potential tie up between Titanium and Silver**
  - Silver (in partnership with Westfield America) previously made an unsolicited offer for Titanium in late 2002
    - Proposal of $20 represented a ~35% premium to Titanium's unaffected price as of 11/12/2002
    - Transaction could not be completed as Titanium Family did not support the deal as proposed

LAZARD

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*

(a) Reflects Titanium's share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.
(b) FactSet Consensus NAV of $61.34 and GSA NAV estimate of $62.27.
(c) Per FactSet consensus estimates.

1

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY & SITUATION OVERVIEW

Executive Summary: Situation Overview (cont'd)

- **Titanium Family retains substantial control rights vis-à-vis the publicly traded company and subsidiary entities**
  - Ability to vote ~30% economic interest through Series B preferred shares
  - Consent right over any sale of (i) the Titanium OP and (ii) the Designated Properties[(a)]
  - Bargain purchase option with respect to Titanium's management platform
- **Transaction contemplates Silver's acquisition of (i) 100% of Titanium common equity and (ii) the Converting Titanium Family OP Units**
  - Titanium Family will roll its interest such that it will retain 20% of NewCo JV with Silver owning the 80% balance
  - All-cash consideration of $52.50 per share/unit for selling share/unitholders
    - Includes Titanium common equity and Series B preferred shares held by Titanium Family
    - Certain non-Titanium Family unitholders may elect to receive Silver OP units in lieu of cash at a 0.3814x OP Exchange Ratio
  - Titanium organization to remain in place with Titanium Family retaining significant governance rights
    - Titanium Family governance rights subject to its retaining >8% ownership of NewCo JV
  - Titanium Family will have right beginning at the 2nd anniversary of closing to sell 20% of its interest annually
    - Sale right cumulative such that up to 40% could be sold after the 3rd anniversary, 60% after the 4th anniversary, etc.
    - Titanium Family also will have a one-time right to sell 100% of its interest between the 2nd and 3rd anniversary of closing
      - Silver may elect to defer its purchase of 50% for one year from the time of Titanium Family's exercising its one-time right
    - Valuation would reflect the greater of (i) applying Silver's LTM FFO multiple to Titanium's LTM FFO (excluding G&A) and (ii) third-party valuation process (excluding G&A, but including a market-rate management fee)
      - After 1/1/2021, if Silver is the prevailing party in two deadlocks and the Titanium Family has delivered at least one such deadlock notice within 18-months of the prior deadlock, Silver will have the right to call 100% of the Titanium Family's interest

LAZARD 2

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*
(a) *Designated Properties are Beverly Center, Cherry Creek Shopping Center, Twelve Oaks Mall, The Mall at Short Hills and Stamford Town Center.*

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY & SITUATION OVERVIEW

Titanium Common Share Price Performance

Titanium traded at a 3-year low on 1/31/2020, and is down ~30% in the last 12 months and ~15% since Forever 21's bankruptcy announcement

TITANIUM COMMON SHARE PRICE SINCE 2017


Titanium Share Price
Volume (MM)
$80
$70
$60
$50
$40
$30
$20
$10
7.0
6.0
5.0
4.0
3.0
2.0
1.0
-
Feb-17
May-17
Aug-17
Nov-17
Feb-18
May-18
Aug-18
Nov-18
Feb-19
May-19
Aug-19
Nov-19
Feb-20
$52.50 Offer Price
12.2%
$34.67
Short Interest % Over Time
Operations / Capital Allocation
Industry News
Transactions News
Shareholder Activism

A 2/9/2017: Reports solid 16YE Earnings but gives 17YE Guidance less than consensus	H 5/16/2018: Elliot Management reported to have sold its stake[a]	O 4/30/2019: Lowered FFO outlook and disclosed acquisition of interest in The Gardens Mall
B 3/2/2017: L&B issues letter proposing the nomination of 2 directors to the board	I 5/18/2018: ISS voices support for L&B Plan; Litt subsequently elected to Board	P 5/30/2019: Jonathan Litt steps down from the Board; L&B issues letter following month
C 11/13/2017: Bloomberg reports that Elliot Management is building a stake[a]	J 7/30/2018: Titanium forms JV to construct a shopping mall in South Korea	Q 9/19/2019: Announced completion of sale of 50% interest in Starfield Hanam to Blackstone
D 11/13/2017: Brookfield Property proposes an acquisition of GGP for $23.00/share	K 10/15/2018: Sears files for bankruptcy	R 9/30/2019: Forever 21 files for bankruptcy
E 12/12/2017: Unibail-Rodamco agrees to acquire Westfield Corp.	L 10/30/2018: Q3 Earnings beat, but guides down Q4 numbers below consensus	S 1/24/2020: Silver reported to be considering a bid for Forever 21
F 3/19/2018: Claire's files for bankruptcy	M 11/2/2018: Announced $500MM redesign of Beverly Center	T 2/4/2020: Bloomberg reports that Silver and Titanium held deal talks
G 3/26/2018: GGP agrees to be acquired after Brookfield raises its offer	N 2/14/2019: Announced agreement to sell 50% of interest in 3 Asia-backed shopping centers	

LAZARD 3

Source: *Company filings, FactSet and Bloomberg as of 2/7/2020.*
(a) Elliott Management entered position at a weighted average price of $49.03 and exited position at a weighted average price of $55.07 per Bloomberg.

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY & SITUATION OVERVIEW

Executive Summary: Transaction Overview

Summary Overview

- **Transaction contemplates Silver's acquisition of (i) 100% of Titanium common equity and (ii) the Converting Titanium Family OP Units**
  - All-cash consideration of $52.50 per share/unit
  - Certain non-Titanium Family unitholders may elect to receive Silver OP units in lieu of cash at a 0.3814x OP Exchange Ratio
  - Certain incentive equity awards not eligible for vesting at closing would be exchanged for similar awards in NewCo
- **$363MM of Titanium Series J/K Preferred Stock to be redeemed for cash**
- **Existing Titanium debt to be assumed or refinanced at closing**
- **No financing condition**
- **Shareholder vote conditions:**
  - 2/3 of Titanium common stock and Series B Preferred Stock (voting together)
  - Majority of Titanium common stock and Series B Preferred Stock (voting together) excluding any shares owned by the Titanium Family
  - Majority of Series B Preferred Stock
  - Titanium OP Approval by a majority of partners other than Titanium and any Parity Preferred Partner
- **45-day Go-Shop to commence at signing**
- **Titanium Family will have right beginning at the 2nd anniversary of closing to sell 20% of its interest annually**
  - Cumulative sale right such that 100% may be sold after 6 years
  - One-time right to sell 100% between 2- and 3-years
    - Silver may defer 50% for 1-year from the time of exercise
  - After 1/1/2021, if Silver is the prevailing party in two deadlocks and the Titanium Family has delivered at least one such deadlock notice within 18-months of the prior deadlock, Silver will have the right to call 100%
- **All financial analysis reflects Titanium projections at its respective ownership share in its portfolio of real estate and other assets**

Implied Titanium Valuation ($MM)

($ in MMs, presented at share)

Total Consideration per Titanium Share/Unit	**$52.50**
Shares/Units Outstanding (MM)	
Common Shares Outstanding	61.2
TRG Units	26.4
Other Dilutive Securities (a)	1.1
Total Shares/Units Outstanding (MM)	**88.8**
Implied Market Capitalization	**$4,661**
Consolidated Secured Debt at Share	$2,220
Share of Unconsolidated Secured Debt	1,510
Credit Facilities & Term Loans (b)	1,200
Outstanding Debt	**$4,930**
Preferred Stock	363
Less: Cash & Equivalents	(68)
Total Enterprise Value	**$9,886**
Development @ Book Value	(259)
Peripheral Land	(17)
Other Tangible (Assets) & Liabilities	112
Value of Operating Real Estate	**$9,723**

Select Valuation & Trading Metrics

Implied Premium / Discount to Titanium Share Price:		
As of 2/7/2020 ($34.67)		51.4%
As of Unaffected Date ($26.42 on 1/31/2020)		98.7%
52-Week Low ($26.42 on 1/31/2020)		98.7%
52-Week High ($54.30 on 4/5/2019)		(3.3%)
Select VWAP Observations:		
20-Day VWAP ($31.09)		*68.9%*
30-Day VWAP ($31.05)		*69.1%*
90-Day VWAP ($32.45)		*61.8%*
6-Month VWAP ($34.10)		*53.9%*
1-Year VWAP ($38.51)		*36.3%*
Green Street NAV ($62.27)		(15.7%)
Consensus NAV ($61.34)		(14.4%)
Implied Multiples on Offer Price (Cons. / Mgmt.):	Consensus	Mgmt.
2020E FFO per Share/Unit ($3.66 / $3.65)	14.4x	14.4x
2020E AFFO per Share/Unit ($2.59 / $2.57)	20.2x	20.5x
Implied Cap Rate:	Green Street	Mgmt.
2020E Cash NOI at Share (c)	5.9%	6.0%

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*

Note: Net debt reflects 2019E projected balances per Management. Development at Book Value, Peripheral Land and Other Tangible Assets / (Liabilities) as of 9/30/2019.
(a) Includes adjustments to various equity awards to reflect the impact of the Transaction, per Management as of 2/6/2020.
(b) Includes $12MM debt attributed to Titanium's US office headquarters.
(c) Green Street implied cap rate represents NTM NOI as of Q3 2019.

LAZARD 4

   HIGHLY CONFIDENTIAL              C O N F I D E N T I A L  II Titanium Management Business Plan  P R O J E C T M E T A L

HIGHLY CONFIDENTIAL

PROJECT METAL

II TITANIUM MANAGEMENT BUSINESS PLAN

Titanium Management Business Plan: Summary Projections

KEY MANAGEMENT ASSUMPTIONS

- **2020E**: Reflects Management budget
- **NOI**: Reflects Management designation on forward outlook and supported by property-level
  - Existing property growth at 2.0% for Tier I assets, 0.0% for Tier II assets, (2.0)% for Tier III assets and 4.0% for Asian assets
  - Tiered growth rates are before any impact from center-specific development activity
- **G&A**: Budgeted internally for 2020E and grown at 2.0% thereafter
  - Includes share of Asia G&A initially at \$8.2MM in 2020B increasing to \$10.5MM by 2024E
- **Capex**: Run-rate of ~\$60-70MM in maintenance capex starting in 2021E, with variance driven primarily by leasing activity and deferred capex
  - Project capex relates to currently identified opportunities and renovations, and includes ~\$105MM related to Anseong development
- **Dividend**: No dividend growth assumed

PROJECTED INCOME STATEMENT @ TITANIUM SHARE

($ in MMs, @ Titanium Share)		Management Projections					CAGR	
	2019E	2020B	2021E	2022E	2023E	2024E	'19E-'24E	'20B-'24E
Titanium Comparable Cash NOI	**$590**	**$582**	**$588**	**$599**	**$610**	**$618**	*0.9%*	*1.5%*
Straight-Line of Rents	9	7	8	8	8	8		
GAAP Comparable NOI	**$600**	**$589**	**$597**	**$608**	**$618**	**$626**	*0.9%*	*1.5%*
Comparable NOI Growth		*(1.8%)*	*1.3%*	*1.9%*	*1.7%*	*1.4%*		
Development NOI (a)	-	$1	$19	$28	$34	$42		
Lease Cancellation Income	10	10	9	7	6	5		
Non-Operating Income	10	0	0	0	0	0		
Anseong Property Management Fee	-	1	-	-	-	-		
Other Income	4	-	-	-	-	-		
U.S. Recurring G&A	(46)	(41)	(42)	(42)	(43)	(44)		
Asia G&A	(11)	(8)	(10)	(10)	(10)	(10)		
Recurring EBITDA	**$565**	**$552**	**$573**	**$591**	**$605**	**$619**	*1.8%*	*2.9%*
Recurring EBITDA Growth		*(2.3%)*	*3.7%*	*3.2%*	*2.4%*	*2.4%*		
Non-Recurring Items - EBITDA (b)	($11)	-	-	-	-	-		
Interest Expense	(207)	(197)	(210)	(217)	(227)	(225)		
Non-Real Estate Depreciation	(5)	(4)	(4)	(4)	(4)	(4)		
Income Tax Expense	(3)	(1)	(1)	(1)	(2)	(2)		
Income Tax	(3)	(2)	(2)	(2)	(2)	(2)		
Preferred Dividends	(23)	(23)	(23)	(23)	(23)	(23)		
Other Cash Items	(2)	-	-	-	-	-		
Funds From Operations (c)	**$312**	**$324**	**$332**	**$343**	**$346**	**$363**		
Non-Recurring Items (b)	13	-	-	-	-	-		
Adjusted Funds From Operations	**$325**	**$324**	**$332**	**$343**	**$346**	**$363**	*2.3%*	*2.9%*
Adjusted FFO per Share/Unit	**$3.68**	**$3.65**	**$3.73**	**$3.85**	**$3.88**	**$4.06**	*2.0%*	*2.7%*
Adjusted FFO per Share/Unit Growth		*(0.7%)*	*2.3%*	*3.1%*	*0.8%*	*4.6%*		
Straight-Line of Rents		($7)	($8)	($8)	($8)	($8)		
Straight-Line of Ground Leases		2	2	2	2	2		
Capital Expenditures - CAM		(49)	(35)	(32)	(30)	(28)		
Capital Expenditures - Leasing		(42)	(34)	(40)	(33)	(31)		
Funds Available for Distribution		**$228**	**$256**	**$264**	**$276**	**$297**		*6.8%*
FAD per Share/Unit		**$2.57**	**$2.88**	**$2.96**	**$3.10**	**$3.32**		*6.6%*
FAD per Share/Unit Growth			*12.1%*	*2.8%*	*4.6%*	*7.2%*		
Non-Real Estate Depreciation		$4	$4	$4	$4	$4		
Stock-Based Compensation		11	11	11	11	11		
Proceeds from Stamford & Xian Sales		52	-	-	-	-		
Development & Renovation CapEx		(238)	(92)	(60)	(43)	-		
Fees Associated w/ Financing Activity		(0)	(0)	(0)	(3)	(6)		
Debt Amortization		(32)	(41)	(46)	(46)	(46)		
Debt Draw/(Paydown) - ex. Revolver		252	3	103	207	122		
Net Change in Cash (Pre-Distributions)		**$278**	**$141**	**$275**	**$407**	**$382**		
Distributions		(236)	(236)	(236)	(236)	(236)		
Net Change in Cash (Post-Distributions)		**$42**	**($94)**	**$39**	**$171**	**$146**		

LAZARD

Source: *Company filings and Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share.*
(a) Excludes Redevelopment NOI at Beverly Center due to straight-line growth projection.
(b) Includes \$11MM in EBITDA-related adjustments (shareholder activism, restructuring, transaction expenses, one-time promote fee, FV adjustment of equity securities) and \$2MM in income tax-related adjustments (Blackstone transaction and promote fee).
(c) FFO per Company definition.

5

 HIGHLY CONFIDENTIAL              P R O J E C T M E T A L I I T I T A N I U M M A N A G E M E N T B U S I N E S S P L A NTitanium Management Business Plan: Summary Projections (cont’d)  KEY MANAGEMENT ASSUMPTIONS  PROJECTED CAPITAL STRUCTURE @ TITANIUM SHARE  2020E: Reflects Management budget; 2019E reflects cash flow bridge between Q3 and Q4 2019Mortgage Debt: Secured debt assumed to roll at debt yields of ~10-15% depending on property, with interest rates generally assumed at 5.0-5.5%Asian debt balances pro forma assuming Blackstone sale closed at year-end 2019ECorporate Debt: Refinanced at par with same fixed interest rate / spread to LIBORCorporate revolver partially paid down with remaining proceeds from sale of X’ian JV, expected to be received Q1 2020LIBOR: All floating rate debt not subject to swap agreements utilizes projected 1M forward LIBOR curve plus 25bps of cushion + quoted spreadCash Balance: Assumes minimum cash balance of $50MM starting in 2020E; Asia balance accrues through FCF generationAsset Sales: Assumes Stamford sold at year- end 2020E for $25MM at share; ~$27MM of X’ian proceeds to be received in Q1 2020Stamford sale reflects ~15% cap rateShares/Units Outstanding: Assumes no equity issuance other than vesting of in-place awards and continuation of stock-based compensation at~$11MM per year  Source:(a)(b)  Company filings and Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share.Reflects debt attributed to Titanium’s US office headquarters.2024E Net Debt / NTM EBITDA ratio assumes 2024E EBITDA is grown at rate equal to 5-year recurring EBITDA CAGR of ~1.8%.                       Management Projections 2019E 2020B 2021E 2022E 2023E 2024E        ($ in MMs, @ Titanium Share)Debt Summary: Consolidated Mortgages Unconsolidated Mortgages  $2,220 1,510  $2,323 1,628  $2,273 1,640  $2,248 1,722  $2,423 1,708  $2,403 1,803  Total Mortgage DebtImplied Mortgage Debt YieldUnsecured Term Loans Other Unsecured Debt (a)Unsecured Revolving Credit Facilities  $3,73015.8%$525 12663  $3,95114.7%$525 12676  $3,91315.5%$525 12781  $3,97015.8%$525 12757  $4,13115.6%$525 12614  $4,20715.7%$525 12497  Total Unsecured Debt  $1,200  $1,213  $1,318  $1,294  $1,151  $1,034  Total Debt  $4,930  $5,164 $5,232 $5,264 $5,282 $5,241  Implied Total Debt YieldPreferred Equity  12.0%363  11.3%363  11.6%363  11.9%363  12.2%363  12.6%363  Total Debt & Preferred EquityLess: U.S. Cash Less: Asia Cash  $5,293(63)(5)  $5,527(50)(73)  $5,594(50)(84)  $5,626(50)(99)  $5,645(50)(127)  $5,604(50)(157)  Total Net Debt & Preferred Equity $5,225 $5,403 $5,460 $5,478 $5,467 $5,397  9.4x 9.2x 9.1x 8.8x 8.6x  Net Debt & Pref. / NTM EBITDA (b) 9.5xChange in Debt: Debt Amortization Debt IssuanceRevolver Draw/(Paydown)  ($32) 25213  ($41) 3105  ($46) 103(25)  ($46) 207(143)  ($46) 122(117)  Change in Debt Balance $234 $68 $32 $18 ($41)  Debt & Preferred Service:Interest Expense Preferred Dividends Debt Amortization  $196 2332  $210 2341  $217 2346  $227 2346  $225 2346  Annual Debt & Preferred Service $250 $274 $286 $297 $294  Basic Shares/Units Outstanding Plus: Dilution Impact  87.31.1  87.61.2  87.61.2  87.61.4  87.61.7  87.61.9  Diluted Shares/Units Outstanding 88.3 88.8 88.9 89.1 89.3 89.5   CAGR '19E-'24E '20B-'24E2.4% 1.6%1.2% 0.4%1.1% 0.3%0.7% (0.0%)3.6%- 9.8%4.1%0.2%                                                                                                  6

   HIGHLY CONFIDENTIAL              C O N F I D E N T I A L  III Titanium Financial Analysis  P R O J E C T M E T A L

 HIGHLY CONFIDENTIAL                                I I I T I T A N I U M F I N A N C I A L A N A L Y S I S  P R O J E C T M E T A L                                                                                                              Titanium Valuation RangeMETHODOLOGY IMPLIED $ PRICE PER SHARE/UNIT RANGE  COMMENTS & ASSUMPTIONS  Discounted Cash Flows  WACC range of 5.50-6.75%Exit cap rate range of 5.50-6.50%WACC range increased 25bps to 6.75% at high end incorporating change in Barra betas since 1/22 (~$0.91 impact at low end); ~143K additional shares/units (~$0.09 impact)  Select Comparable Companies Public Trading  Current NTM FFO (x)  6.4-10.4x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO)Midpoint reflects current average NTM FFOx of Select Comparable Companies as of 1/31/2020(a)1.1x reduction in FFOx range due to market trading since 1/22 (~$4.20 impact)  1-Year NTMFFO (x)  9.0-13.0x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO)Midpoint reflects 1-year historical average NTM FFOx of Select Comparable Companies0.2x reduction in FFOx range due to market trading since 1/22 (~$0.81 impact)  3-Year NTM FFO (x)  11.0-15.0x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO)Midpoint reflects 3-year historical average NTM FFOx of Select Comparable Companies0.1x reduction in FFOx range due to market trading since 1/22 (~$0.42 impact)  Transaction Precedents  5.8% cap rate +50bps based on average of Brookfield / GGP and WPG / Glimcher transactions~143K additional shares/units (~$0.09 impact)  Additional Analysis(For Reference Purposes Only)  52-Week High/Low  52-Week High on 4/5/201952-Week Low on 1/31/2020  Analyst Price Target Estimates  Reflects range across ten analyst estimatesMean and median price targets of $35.05 and $33.00 per share, respectively  Comparable Company Trading Premium/ (Discount) to NAV  Reflects applied 24-50% discount range to FactSet consensus NAV estimate of $61.34High / low driven by observed trading at Silver and MAC as of unaffected date of 1/31/2020(a)GSA NAV estimates of $62.27 (for reference)    Premiums Paid Analysis  Reflects 13.1-22.4% premium range implied by the 25th and 75th percentiles from 17 U.S. REIT transactions >$1Bn in last 5-years where cash comprised >50% of aggregate considerationApplied to Titanium’s unaffected price of $26.42 as of 1/31/2020(a)  Silver Proposed Offer: $52.50                                    $43.84  $23.34  $32.88  $40.21  $47.41  $26.42  $29.50  $30.73  $29.88  $65.28  $37.94  $47.48  $54.81  $67.17  $54.30  $55.00  $46.85  $32.35  $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 $80.00  Source:  Note:  (a)  Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, Green Street Advisors, FactSet and SNL Financial as of 2/7/2020.Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 2/6/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction.Reflects Titanium’s share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.  Titanium Unaffected Price(a) as of 1/31/2020: $26.42Titanium Current Price as of 2/7/2020: $34.67  7

HIGHLY CONFIDENTIAL

PROJECT METAL III TITANIUM FINANCIAL ANALYSIS

Discounted Cash Flow Analysis

Key Assumptions

Valuation Date	12/31/2019
Discount Rate (WACC)	6.1%
2024E Total Cash NOI	$660
Exit Cap Rate (a)	6.0%
Implied Terminal Valuation	$11,005
Implied 2023E FFO Multiple	*16.0x*
Implied EBITDA Exit Multiple	*17.8x*
Implied Perpetuity Growth Rate	*1.1%*

Implied Valuation Analysis

2020E-2023E Discounted Cash Flows	$1,409
Terminal Value NPV	8,674
Net Other Assets & (Liabilities)	(112)
Peripheral Land	17
Implied Enterprise Value	**$9,988**
Consolidated Secured Debt at Share	(2,220)
Share of Unconsolidated Secured Debt	(1,510)
Credit Facilities & Term Loans	(1,200)
Preferred Stock	(363)
Cash & Equivalents @ Share	68
Implied Equity Value	**$4,763**
Implied Value per Share/Unit	**$53.65**
Titanium Shares/Units Outstanding	*88.8*

Summary Cash Flows @ Titanium Share

($ in MMs @ Titanium Share)		Management Projections					CAGR	
	2019E	2020B	2021E	2022E	2023E	2024E	'19E-'24E	20E-'24E
Titanium Comparable Cash NOI	**$590**	**$582**	**$588**	**$599**	**$610**	**$618**	*0.9%*	*1.5%*
Non-Cash Adjustments	9	7	8	8	8	8		
GAAP Comparable NOI	**$600**	**$589**	**$597**	**$608**	**$618**	**$626**	*0.9%*	*1.5%*
Comparable NOI Growth		*(1.8%)*	*1.3%*	*1.9%*	*1.7%*	*1.4%*		
Development NOI (b)	-	1	19	28	34	42		
Lease Cancellation Income	10	10	9	7	6	5		
Non-Operating Income	13	1	0	0	0	0		
U.S. Recurring Corporate G&A (c)	(46)	(41)	(42)	(42)	(43)	(44)		
Asia G&A at Share	(11)	(8)	(10)	(10)	(10)	(10)		
Recurring EBITDA	**$565**	**$552**	**$573**	**$591**	**$605**	**$619**	*1.8%*	*2.9%*
Recurring EBITDA Growth		*(2.3%)*	*3.7%*	*3.2%*	*2.4%*	*2.4%*		
Other Cash Flow Items								
Straight-Line of Rent & Ground Leases		(6)	(7)	(7)	(7)	(7)		
Other Non-Cash Items		49	(4)	(4)	(4)	(4)		
Capital Costs								
Capital Expenditures		(90)	(69)	(72)	(63)	(59)		
Development Spend		(238)	(92)	(60)	(43)	-		
Unlevered Cash Flow		**$267**	**$402**	**$448**	**$488**	**$549**		
Terminal Value @ 6.0% Exit Cap Rate		-	-	-	$11,005			
Total Unlevered Cash Flow & Terminal Value		**$267**	**$402**	**$448**	**$11,493**			

Sensitivity Analysis

Exit Cap Rate	Discount Rate 6.750%	6.125%	5.500%	Implied Perpetuity Growth (d)
6.5%	$43.84	$46.13	$48.50	0.7%
6.0%	51.18	53.65	56.19	1.1%
5.5%	59.86	62.53	65.28	1.5%

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*

Note: Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 2/6/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2019.

(a) Exit cap rate based on 3-year mean implied cap rates of Select Comparable Companies with ±50bps range applied.
(b) Excludes Development NOI at Beverly Center due to straight-line growth projection per Management.
(c) 2019E includes $11MM in EBITDA-related adjustments related to shareholder activism, restructuring, transaction expenses, a one-time promote fee and FV adjustment of equity securities.
(d) Assumes 6.125% discount rate.

LAZARD 8

HIGHLY CONFIDENTIAL

PROJECT METAL III TITANIUM FINANCIAL ANALYSIS

Discounted Cash Flow Analysis: Select Sensitivity Analyses

EXIT CAP RATE VS. NOI GROWTH ASSUMPTION

Note: Assumes 6.125% discount rate

Exit Cap Rate	NOI Growth Rate (a) (100bps)	-	100bps
6.5%	$42.75	$46.13	$49.61
6.0%	50.00	53.65	57.39
5.5%	58.58	62.53	66.59

WACC VS. NOI GROWTH ASSUMPTION

Note: Assumes 6.0% exit cap rate

Discount Rate	NOI Growth Rate (a) (100bps)	-	100bps
6.8%	$47.62	$51.18	$54.84
6.1%	50.00	53.65	57.39
5.5%	52.46	56.19	60.02

IMPLIED METRICS AT VARIOUS EXIT CAP RATES

Note: Assumes 6.125% discount rate

Exit Cap Rate	Implied Exit FFO Multiple	Implied Perpetuity Growth Rate	Implied Value per Share/Unit
6.5%	13.6x	0.7%	$46.13
6.0%	16.0x	1.1%	53.65
5.5%	18.9x	1.5%	62.53

EXIT CAP RATE VS. DEVELOPMENT YIELD ASSUMPTION

Note: Assumes 6.125% discount rate

Exit Cap Rate	Development Yield (b) -	(100bps)	(200bps)
6.5%	$46.13	$45.33	$44.54
6.0%	53.65	52.79	51.94
5.5%	62.53	61.61	60.68

Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.

Note: Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 2/6/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2019.

(a) NOI growth rate sensitivity applied to same-store NOI and excludes NOI impact driven by redevelopment activity as scheduled by Management.

(b) Development Yield sensitivity reflects a change in assumed yield on scheduled projects excluding Beverly Center, Green Hills and Country Club Plaza.

LAZARD 9

 HIGHLY CONFIDENTIAL                              Titanium  Silver  Select Com parable Com panies (c)  PEI  Mean Low Productivity Mall REITs (d)  Implied Cap Rate Spread to Select Comparable Companies (bps)  CurrentUnaffected (b) 1-Year Avg.3-Year Avg. 5-Year Avg.                  10.3%9.7%  6.5%  7.5%  9.5%  10.5%                                                  7.2%7.1%6.7%  5.0%4.5%4.0%  5.5%  6.0%  6.5%  7.0%  8.5%7.5%  02/07/15  08/07/15  02/07/16  08/07/16 02/07/17  08/07/17  08/07/19  02/07/20    Titanium    Silver    Select Comparable Companies (c)    PEI    02/07/18 08/07/18 02/07/19Mean Low Productivity Mall REITs (d)  I I I T I T A N I U M F I N A N C I A L A N A L Y S I S  P R O J E C T M E T A L  Historical Implied Cap Rate Analysis  HISTORICAL IMPLIED CAP RATES OVER LAST FIVE YEARS  Source:  (a)(b)(c)(d)  Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.Management projected 2020E cash NOI of $583MM vs. Green Street NTM NOI of $576MM.Reflects Titanium’s share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver. Select Comparable Companies are Silver and MAC.Low Productivity Mall REITs are SKT, PEI, WPG and CBL.        5.9% GSA Implied Cap Rate @ $52.50 Proposal(a)      6.0% Mgmt Implied Cap Rate @ $52.50 Proposal(a)            7.1%  6.7%  7.2%  7.0%  9.7%  10.3%  (13)  7.7%  7.0%  7.4%  7.0%  9.7%  10.2%  35  6.6%  6.3%  6.6%  6.6%  9.5%  10.1%  (6)  5.9%5.5%  6.1%5.7%  6.2%5.7%  6.1%5.7%1/22 Prior  9.1%8.4%  9.6%9.0%  (31)(16)        Analysis:        10

HIGHLY CONFIDENTIAL

PROJECT METAL   III TITANIUM FINANCIAL ANALYSIS

WACC Analysis

Select Comparable Companies Unlevered Beta Analysis

Select Comparable Companies	Unaffected Share Price (1/31/20)	Equity Market Capitalization	Total Pro Rata Net Debt (a)	Pref Equity @ Liq Pref	Total Enterpr. Value	TEV Weighting: Equity	TEV Weighting: Debt	TEV Weighting: Pref	ND + Pref / TEV	ND + Pref / Equity	Barra Predicted Beta: Levered	Barra Predicted Beta: Unlevered
High Productivity Malls												
Silver	$133.15	$47,086	$29,765	$65	$76,917	61.2%	38.7%	0.1%	38.8%	63.4%	0.786	0.481
Macerich Company	22.31	3,415	7,786	-	11,201	30.5%	69.5%	-	69.5%	228.0%	1.203	0.367
Mean	$77.73	$25,251	$18,776	$33	$44,059	45.9%	54.1%	0.0%	54.1%	145.7%	0.995	0.424
Median	77.73	25,251	18,776	33	44,059	57.3%	42.6%	0.1%	54.1%	145.7%	0.995	0.424
Titanium	*$26.42*	*$2,346*	*$4,862*	*$363*	*$7,571*	*31.0%*	*64.2%*	*4.8%*	*69.0%*	*222.7%*	*1.235*	*0.383*

1/22 Prior Analysis:
Silver: 0.445
Macerich: 0.384
Titanium: 0.394

Titanium Peer-Derived WACC

	Mid-Point Drivers	Range of Input Assumptions: Low	Range of Input Assumptions: High	Range of Results Implied WACC: Low	Range of Results Implied WACC: High
Unlevered Beta	0.424	0.370	0.480	6.02%	6.78%
Net Debt / TEV	64.2%	50.2%	60.2%		
Pref / TEV	4.8%	4.8%	4.8%		
Net Debt + Pref / TEV	69.0%	55.0%	65.0%	5.48%	6.06%
Implied Net Debt + Pref / Equity	222.7%	122.2%	185.7%		
Implied Levering Factor	3.227	2.222	2.857		
Implied Levered Beta	1.368	0.822	1.371		
Marginal Tax Rate	0.0%				
Risk-Free Rate of Return (b)	1.6%				
U.S. Market Equity Risk Premium (b)	6.9%				
Cost of Equity	11.0%				
Pre-Tax Wtd. Avg. Cost of Debt (c)	4.2%				
Pre-Tax Wtd. Avg. Cost of Pref	6.4%				
Illustrative WACC	**6.4%**				

	Low	High
Min/Max	5.48%	6.78%
Selected Range	5.50%	6.75%

1/22 Prior Analysis:
Risk-Free Rate: 1.8%

High end of range increased by 25bps to incorporate unlevered beta range at January month-end

LAZARD

Sources: Titanium Management projections as presented on 1/6/2020, Bloomberg, MSCI Barra Beta Global Equity Model, Duff & Phelps, FactSet and SNL Financial as of 2/7/2020.

Note: Barra predicted local beta data as of 1/31/2020. Mid-point drivers held constant under each range of input assumptions for respective sensitivities.

(a) Total net debt includes pro rata portion of debt in unconsolidated joint ventures.

(b) Risk-free rate represents yield on U.S. 10-Year Treasury. Equity risk premium per Duff & Phelps (2019 Cost of Capital: Annual U.S. Guidance and Examples).

(c) Calculated based on projected January 2020 monthly interest expense, per Management projections.

11

 HIGHLY CONFIDENTIAL              Titanium has historically traded at a mean NTM FFO multiple premium of ~0.1-1.1x relative to Select Comparable Companies, which compares to a ~1.2x unaffected discount(b)    Titanium  Silver  Select Com parableCom panies (c)  PEI  Mean Low Productivity Mall REITs (d)  NTM FFO M ult.Spread to Select ComparableCompanies  CurrentUnaffected (b) 1-Year Avg.3-Year Avg. 5-Year Avg.                                                  11.3x9.4x8.9x  3.2x3.0x  2.5x  7.5x5.0x  10.0x  12.5x  15.0x  17.5x  25.0x22.5x20.0x  02/07/15  08/07/15  02/07/16  08/07/16  02/07/18  02/07/20    Titanium    Silver    02/07/17 08/07/17Select Comparable Companies (c)    PEI    08/07/18 02/07/19 08/07/19Mean Low Productivity Mall REITs (d)  I I I T I T A N I U M F I N A N C I A L A N A L Y S I S  P R O J E C T M E T A L  Historical NTM FFO Multiples Analysis  HISTORICAL NTM FFO MULTIPLES OVER LAST FIVE YEARS  Source:  (a)(b)(c)(d)  Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.Management projected 2020E FFO per share/unit of $3.65 vs. analyst consensus 2020E FFO per share/unit of $3.66 per FactSet. Reflects Titanium’s share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.Select Comparable Companies are Silver and MAC.Low Productivity Mall REITs are SKT, PEI, WPG and CBL.        Implied 14.4x Analyst 2020E FFO @ $52.50 Proposal(a)      Implied 14.4x Mgmt 2020E FFO @ $52.50 Proposal(a)              9.4x  11.3x  8.9x  9.5x  3.0x  3.2x  0.5x  7.2x  10.5x  8.4x  9.5x  3.2x  3.4x  (1.2x)  11.1x  12.7x  11.0x  11.2x  4.5x  4.2x  0.1x  13.8x  13.4x  13.0x  13.1x  5.9x  5.5x  0.7x  16.2x  15.2x  15.2x    8.0x  7.1x  1.1x        Analysis:        12

HIGHLY CONFIDENTIAL

PROJECT METAL

III TITANIUM FINANCIAL ANALYSIS

Precedent Transactions Analysis

Select Precedent REIT Transaction Analysis

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x) (b)	Implied Cap Rate
03/26/18	11/06/17	General Growth Properties	Brookfield Property Partners L.P.	$26.4	61% / 39%	14.4x	5.7%
09/16/14	09/15/14	Glimcher Realty Trust	Washington Prime Group, Inc.	4.3	73% / 27%	18.0x	5.8%
Mean				**$15.3**		**16.2x**	**5.8%**
Median				**$15.3**		**16.2x**	**5.8%**
Illustrative Titanium Metrics at $52.50 Offer Price (c)				**$9.9**		**14.4x**	**6.0%**

Select Additional Reference REIT Transactions

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x)	Implied Cap Rate
12/12/17	12/11/17	Westfield	Unibail-Rodamco	$22.5	35% / 65%	21.1x	4.5%

Memo: Included material exposure to European markets.

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction.
(b) FFO multiple for GGP / Brookfield transaction based on Management projected NTM FFO per 13E-3 filing.
(c) NTM FFO multiple and implied cap rate are based on Management projected 2020E FFO per share/unit of $3.65 and cash NOI of $583MM, respectively.

LAZARD

13

 HIGHLY CONFIDENTIAL                I I I T I T A N I U M F I N A N C I A L A N A L Y S I S  Titanium Analyst Estimates & Guidance  P R O J E C T M E T A L  CONSENSUS MEAN FFO PER SHARE ESTIMATES OVER TIME(b)  SELECT ANALYST COMMENTARY                                      $3.59  $3.66  $3.86  $3.50  $3.60  $3.70  $3.80  $3.90  $4.00  $4.10  $4.20  $4.30  2/07/2020  11/11/2019  8/16/2019  5/22/2019    2019E    2020E    2021E  $3.66  $3.59  $3.86  TITANIUM SUMMARY BROKER ESTIMATES  Observed industry headwinds have led to sector downgradesAnalyst sentiment relatively negative following Q3 earnings with focus on negative SSNOI growth and reduced guidanceAnalysts generally positive, however, on tenant sales growthUnclear how sales growth translates to Titanium earningsGeneral recognition that shares trade at significant discount“Wait-and-see” approach around Asia JV transaction with Blackstone, but generally viewed transaction positively  Current Titanium Share Price: $34.67  ($)  Price  Implied FFO/Share FFO Multiple (a) AFFO/Share AFFO Multiple (a)   Est.  Prem./(Disc.)                      Broker  Date  Rating  Target  Return (a)  2019E  2020E  2021E  2019E  2020E  2021E  2019E  2020E  2021E  2019E  2020E  2021E  NAV  to NAV (a)  KeyBanc Capital Markets  12/13/2019  Buy  $ 55.00  59%  $ 3.57  $ 3.70  $ 3.92  9.7x  9.4x  8.8x  n/a  n/a  n/a  n/a  n/a  n/a  n/a  n/a  Deutsche Bank Research  1/6/2020  Hold  36.00  4%  3.45  3.59  n/a  10.0x  9.7x  n/a  2.73  2.86  n/a  12.7x  12.1x  n/a  42.35  (18%)  JP Morgan  2/6/2020  Sell  34.00  (2%)  3.69  3.72  3.85  9.4x  9.3x  9.0x  1.70  2.71  2.82  20.4x  12.8x  12.3x  76.48  (55%)  Mizuho Securities USA  1/14/2020  Hold  34.00  (2%)  3.35  3.53  n/a  10.3x  9.8x  n/a  2.59  2.55  n/a  13.4x  13.6x  n/a  67.00  (48%)  Scotiabank GBM  2/6/2020  Hold  33.00  (5%)  3.67  3.68  3.84  9.4x  9.4x  9.0x  2.63  2.52  2.63  13.2x  13.8x  13.2x  60.75  (43%)  Piper Sandler Companies  1/31/2020  Hold  33.00  (5%)  3.53  3.61  3.72  9.8x  9.6x  9.3x  2.33  2.51  2.61  14.9x  13.8x  13.3x  63.60  (45%)  BMO Capital Markets  1/31/2020  Hold  33.00  (5%)  3.69  3.65  3.77  9.4x  9.5x  9.2x  2.48  2.38  2.41  14.0x  14.6x  14.4x  56.80  (39%)  Evercore ISI  2/7/2020  Hold  32.00  (8%)  3.54  3.53  3.66  9.8x  9.8x  9.5x  2.45  2.39  2.49  14.2x  14.5x  13.9x  50.76  (32%)  Jefferies  1/14/2020  Hold  31.00  (11%)  3.68  3.70  3.96  9.4x  9.4x  8.8x  2.80  2.93  3.23  12.4x  11.8x  10.7x  n/a  n/a  Morgan Stanley  12/18/2019  Hold  29.50  (15%)  3.69  3.79  4.04  9.4x  9.1x  8.6x  n/a  n/a  n/a  n/a  n/a  n/a  n/a  n/a  Raymond James  12/4/2019  Hold  n/a  n/a  3.52  3.70  3.93  9.8x  9.4x  8.8x  2.31  2.43  2.62  15.0x  14.3x  13.2x  70.89  (51%)  BTIG  1/31/2020  Hold  n/a  n/a  3.67  3.61  n/a  9.4x  9.6x  n/a  n/a  n/a  n/a  n/a  n/a  n/a  63.45  (45%)                                        Mean      $ 35.05  1%  $ 3.59  $ 3.65  $ 3.85  9.7x  9.5x  9.0x  $ 2.45  $ 2.59  $ 2.69  14.5x  13.5x  13.0x  $ 61.34  (42%)  Median      33.00  (5%)  3.62  3.66  3.85  9.6x  9.5x  9.0x  2.48  2.52  2.62  14.0x  13.8x  13.2x  63.45  (45%)  Green Street Advisors  2/7/2020  Hold  n/a  n/a  n/a  $3.72  $3.72  n/a  9.3x  9.3x  n/a  $2.46  $2.45  n/a  14.1x  14.2x  $62.27  (44%)  Mean (Incl. GSA)      $ 35.05  1%  $3.59  $3.66  $3.84  9.7x  9.5x  9.0x  $2.45  $2.57  $2.66  14.5x  13.5x  13.1x  $ 61.44  (42%)  Median (Incl. GSA)      33.00  (5%)  3.62  3.68  3.85  9.6x  9.4x  9.0x  2.48  2.52  2.62  14.0x  13.8x  13.3x  62.86  (45%)  FactSet Consensus Mean (a)(b)      34.21  (1%)  3.59  3.66  3.86  9.7x  9.5x  9.0x  2.45  2.59  2.69  14.2x  13.4x  12.9x  61.34  (43%)      FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.  Source:(a)(b)(c)  Implied Return, FFO and AFFO multiples, as well as Premium / (Discount) to NAV calculated with reference to Titanium’s current share price. FactSet Consensus Mean includes anonymous estimates.FactSet Consensus Implied Return, FFO and AFFO multiples as well as Premium / (Discount) to NAV calculated with reference to Titanium’s current share price.    14

HIGHLY CONFIDENTIAL

PROJECT METAL III TITANIUM FINANCIAL ANALYSIS

Premiums Paid Analysis

SELECT PRECEDENT US REIT TRANSACTIONS >$1BN

Date Announced	Unaffected Date (a)		Target	Sector	Acquiror	Transaction Value ($Bn)	Consideration	Transaction Premium to: Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
10/27/19	10/25/19	(c)	Liberty Property Trust	Industrial	Prologis, Inc.	$12.6	Stock	21%	21%	20%
07/31/18	06/15/18		Forest City Realty Trust, Inc.	Diversified	Brookfield Asset Management Inc.	11.4	Cash	27%	10%	11%
07/18/19	06/26/19		Pure Multi-Family REIT	Apartment	Cortland	1.2	Cash	15%	4%	5%
05/06/19	05/03/19	(c)	Chesapeake Lodging Trust	Lodging	Park Hotels & Resorts Inc.	2.7	Cash & Stock	6%	6%	9%
03/25/19	03/22/19	(c)	TIER REIT, Inc.	Office	Cousins Properties Incorporated	2.4	Stock	16%	14%	20%
09/06/18	03/27/18	(c)	LaSalle Hotel Properties	Lodging	Pebblebrook Hotel Trust	5.2	Cash & Stock	46%	3%	4%
06/25/18	06/01/18		Education Realty Trust	Student Housing	Greystar	4.6	Cash	9%	2%	10%
05/07/18	05/04/18		Gramercy Property Trust	Industrial	The Blackstone Group L.P.	7.4	Cash	15%	16%	23%
04/29/18	04/27/18	(c)	DCT Industrial Trust Inc.	Industrial	Prologis, Inc.	8.1	Stock	16%	16%	20%
03/26/18	11/06/17		General Growth Properties	Retail	Brookfield Property Partners L.P.	26.4	Cash & Stock	15%	3%	1%
08/10/17	08/09/17	(c)	Starwood Waypoint Homes	SFR	Invitation Homes	8.0	Stock	1%	1%	(2%)
07/04/17	07/03/17		Monogram Residential Trust, Inc.	Apartment	Greystar / APG / GIC / Ivanhoe	3.7	Cash	22%	23%	22%
06/30/17	06/29/17		Parkway, Inc.	Office	CPPIB	1.6	Cash	13%	13%	15%
06/28/17	03/24/17		First Potomac Realty Trust	Office	Government Properties Income Trust	1.3	Cash	11%	(2%)	1%
06/09/17	06/08/17	(c)	DuPont Fabros Technology, Inc.	Data Center	Digital Realty Trust, Inc.	7.3	Stock	15%	15%	20%
05/07/17	05/05/17	(c)	Care Capital Properties, Inc.	Healthcare	Sabra Health Care REIT, Inc.	4.0	Stock	12%	12%	10%
04/24/17	04/21/17	(c)	FelCor Lodging Trust, Inc.	Lodging	RLJ Lodging Trust	2.8	Stock	17%	17%	16%
02/27/17	02/24/17		Silver Bay Realty Trust Corp.	SFR	Tricon Capital Group, Inc.	1.4	Cash	19%	20%	24%
11/14/16	11/14/16	(c)	Equity One, Inc.	Retail	Regency Centers Corp.	5.8	Stock	11%	13%	8%
08/15/16	08/12/16	(c)	Post Properties, Inc.	Apartment	Mid-America Apartment Communities	4.8	Stock	17%	16%	16%
04/29/16	04/28/16	(c)	Parkway Properties, Inc.	Office	Cousins Properties Incorporated	3.7	Stock	13%	13%	14%
02/25/16	01/15/16		Rouse Properties, Inc.	Retail	Brookfield Asset Management	2.5	Cash	35%	4%	5%
12/15/15	12/14/15		Inland Real Estate Corporation	Retail	DRA Advisors LLC	1.9	Cash	7%	6%	11%
12/03/15	11/27/15	(c)	American Residential Properties, Inc.	SFR	American Homes 4 Rent	1.4	Stock	14%	8%	18%
11/08/15	11/06/15	(c)	Plum Creek Timber Company, Inc.	Timber	Weyerhaeuser Company	11.8	Stock	21%	21%	20%
10/16/15	10/16/15		Campus Crest Communities, Inc.	Student Housing	Harrison Street Real Estate Capital	1.7	Cash	24%	25%	37%
10/08/15	09/22/15		BioMed Realty Trust, Inc.	Healthcare	The Blackstone Group L.P.	8.0	Cash	24%	10%	19%
09/08/15	07/23/15		Strategic Hotels & Resorts, Inc.	Lodging	The Blackstone Group L.P.	5.8	Cash	13%	5%	4%
06/22/15	04/24/15		Home Properties, Inc.	Apartment	Lone Star Funds	7.6	Cash	9%	3%	2%
04/22/15	04/20/15		Associated Estates Realty Corporation	Apartment	Brookfield Asset Management Inc.	2.5	Cash	19%	18%	17%
04/10/15	04/09/15		Excel Trust, Inc	Retail	The Blackstone Group L.P.	1.7	Cash	15%	15%	14%
All-Cash & >50% Cash Consideration (17 Transactions)										
25th Percentile						$1.7		13.1%	3.9%	5.2%
Mean						$5.3		17.2%	10.2%	13.0%
Median						$2.5		14.9%	10.3%	11.3%
75th Percentile						$7.4		22.4%	15.6%	19.2%
All REIT Transactions (31 Transactions)										
25th Percentile						$2.1		12.4%	4.4%	6.8%
Mean						$5.5		16.6%	11.3%	13.4%
Median						$4.0		14.9%	12.8%	14.1%
75th Percentile						$7.5		20.1%	16.0%	19.7%
	01/31/20		Illustrative Titanium Metrics at $52.50 Offer Price			$9.9		98.7%	51.5%	69.1%

Titanium Unaffected Share Price: $26.42

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the Agreement and Plan of Merger dated 2/9/2020 and Joint Venture Operating Agreement dated 2/9/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 2/7/2020.*

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction. Unaffected price for Titanium reflects share price of $ $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.

(b) 1-Day and 30-Day VWAP based on most recent closing price prior to transaction announcement.

(c) Represents transactions for which cash comprised <50% consideration and are shown for informational purposes.

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